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EXHIBIT 3.1.2

                             ARTICLES OF AMENDMENT

                                       TO

                           ARTICLES OF INCORPORATION

                                 Gatwick, Ltd.
                             A Colorado Corporation

       Pursuant to the provisions of the Colorado Corporations Act, the Corporation adopted an amendment to the Articles of Incorporation filed with the Secretary of State of Colorado.

       1) The name of the Corporation is Gatwick, Ltd.

       2) The following amendments were adopted by the shareholders of the Corporation on July 1, 1988, in the manner prescribed by the Colorado Corporations Act:

       "RESOLVED, that the corporation shall, and hereby does amend its articles of incorporation by increasing the number of shares of common stock authorized from 15,000,000 to 100,000,000; and

       "FURTHER RESOLVED, that the Corporation shall, and hereby does, authorize 10,000,000 shares of preferred stock of the Corporation, no par value, the designations and powers, preferences and rights, and the qualifications, limitations or restrictions of which shall be as follows:

       1. The Board of Directors is expressly authorized at any time and from time to time to provide for the issuance of shares of preferred stock in one or more series, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors and as are not stated and expressed in the Articles of Incorporation or any amendment thereto, including (but without limiting the generality of the foregoing) the following:

       a. The designation and number of shares of such series.

       b. The dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or of any other series of capital stock, whether such dividends may be paid in cash, shares of common stock or Preferred Stock or in assets of the corporation and whether such dividends be cumulative or noncumulative.

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       c. Whether the shares of such series shall be subject to redemption by the corporation and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption.

       d. The terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series.

       e. Whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes or for any other series of any class or classes of capital stock of the corporation and, if provision be made for conversion or exchange, the time, prices, rates, adjustments and other terms and conditions of such conversion or exchange.

       f. The extent, if any, to which the holders of the shares of such series shall be entitled to vote as a class or otherwise with respect to the election of the directors or otherwise.

       g. The restrictions, if any, on the issue or reissue of any additional Preferred Stock.

       h. The rights of the holders of the shares of such series upon the dissolution, liquidation, winding up of, or upon the distribution of assets of, the corporation.

       2. Except as otherwise required by law and except for such voting powers with such voting powers with respect to the election of directors or other matters as may be stated in the resolutions of the Board of Directors creating any series of Preferred Stock, the holders of any such series shall have no voting power whatsoever.

       If specified in the resolution of directors establishing the rights of a series of Preferred Stock, the holders of such series of Preferred Stock may, without limiting the generality of the foregoing, be given the right, voting as a series by itself or with other series or all other series of Preferred Stock, to elect one or more directors of the corporation if there shall have been a default in the payment of dividends on any one or more series of Preferred Stock or under other circumstances and on such conditions as the directors may determine.

       The directors may from time to time increase the number of shares of any series of Preferred STock already created by providing that any unissued shares of Preferred Stock shall constitute part of such series or may decrease (but not below the number of shares thereof then outstanding) the number of shares of any series of Preferred STock already created, providing that any unissued shares previously assigned to such series shall no longer constitute a part thereof. The Board of Directors is hereby empowered to classify or reclassify any unissued Preferred Stock by fixing or altering the terms thereof in respect to the above-mentioned particulars and by assigning the same to an existing or newly-created series from time to time, before the issuance of such stock.


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       The directors may from time to time modify the rights and preferences of a series of Preferred Stock theretofore established as to any of the rights and preferences which the directors are empowered to determine upon initial establishment of a series; provided, however, that such modification shall not be effective to diminish the rights and preferences of a series of Preferred Stock and rights and preferences of which were initially determined upon establishment of such series.

              AND FURTHER RESOLVED, that at all meeting of shareholders, a majority of the shares entitled to vote at such meeting, represented in person or by proxy, shall constitute a quorum."

       3) The number of voting shares outstanding was 1,000,000 and all 1,000,000 outstanding shares were represented at the meeting.

       4) All 1,000,000 outstanding shares of the Corporation represented at the meeting voted for the amendment, none voted against.


                                        GATWICK, LTD.

                                        By: /s/ signature
                                            ------------------------------

                                            /s/ signature
                                            ------------------------------
                                            Secretary


                                  VERIFICATION
                                  ------------

STATE OF COLORADO        )
                         ) ss.
COUNTY OF JEFFERSON      )

       I, the undersigned, a notary public, hereby certify that on the 13th day of July, 1988, personally appeared before me, name and name, who being by me first duly sworn, declared that they are the persons who signed the foregoing document as President and Secretary respectively and that the statements contained therein are true.

My commission expires - date

                                        /s/ signature
                                        -----------------------------
                                        Notary Public

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